Exhibit 99.1

Moleculin Biotech, Inc. Reports Financial Results for the Year Ended December 31, 2018

HOUSTON - February 21, 2019 - Moleculin Biotech, Inc., (NASDAQ: MBRX) ("Moleculin" or the "Company"), a clinical-stage pharmaceutical company focused on the development of oncology drug candidates, all of which are based on license agreements with The University of Texas System on behalf of the MD Anderson Cancer Center, today announced its financial results for the year ended December 31, 2018. Additionally, the Company announced potential upcoming milestones and recent corporate developments.

Management Discussion

Walter Klemp, Chairman and CEO of Moleculin, said, "On the strength of a successful 2018, we enter 2019 with a great deal of momentum. The recent initiation of our WP1220 skin cancer clinical trial in Poland achieves an important milestone - Moleculin now has three unique drug candidates in four ongoing clinical trials. We focus on being capital efficient and believe, that for a company the size of Moleculin, this is a significant achievement. All the years of painstaking research and visionary drive are producing tangible results. This is a testament to the dedication and focus of the entire Moleculin team to boldly advance our vision for ‘multiple shots on goal’ in the treatment of certain rare and highly resistant cancers."

"With our three core technologies and six oncology drug candidates, we are increasingly better positioned to develop treatments for highly resistant cancers in the coming years. We are pleased that the FDA recently granted Orphan Drug Designation for our drug candidate WP1066 for the treatment of glioblastoma, one of the most aggressive forms of brain tumors. The FDA grants Orphan Drug Designation to drugs and biologics that are intended for the treatment of rare disease. In addition to glioblastoma, WP1066 could be effective in the treatment of a range of highly resistant tumors including acute myeloid leukemia ("AML") and pancreatic cancer.  We have seen strong anti-tumor activity with WP1066, our flagship Immune/Transduction Modulator (an inhibitor of the activated form of STAT3, among other important properties) in a wide range of animal models. We are extremely excited with the results of our preclinical research, as the data is showing positive results of combining our drug candidate WP1066 with checkpoint inhibitors, suggesting that WP1066 may have the ability to improve the outcome of immune checkpoint therapy in tumors that have been resistant to these therapies. We believe this represents an important new approach to treating many types of cancer. These important research developments along with the regulatory approvals are a complement to our vision of developing numerous drugs that support our ‘multiple shots on goal' strategy."

Recent milestones and accomplishments include:

Next Generation Anthracycline - Annamycin

•	Received necessary approvals to ship Annamycin into Poland to start treatment of adults with relapsed and refractory AML.

•	Patient recruitment commencing for Annamycin clinical trial in Poland for treatment of adults with relapsed and refractory AML.

Immune/Transcription Modulators - WP1066 Portfolio

•	FDA granted Orphan Drug Designation for our drug candidate WP1066 for the treatment of glioblastoma, the most aggressive form of brain tumor.

•
Announcement that WP1066, an Immune/Transduction Modulator, has shown to counteract resistance to checkpoint blockades; specifically, inhibit immune checkpoint target PD-L1 in our own sponsored research.

•
Enrollment commencing for a physician-sponsored clinical trial of WP1066 for the treatment of glioblastoma and brain metastases in adults, and the first glioblastoma patients have received the initial doses of WP1066 in the physician-sponsored IND (investigational new drug) study at MD Anderson Cancer Center. Positive progress in the Phase 1 clinical trial of WP1066 was announced with initial results showing bioavailability of the drug in patients treated. Investigators at MD Anderson have now dosed the third cohort in a dose-escalation Phase 1 clinical trial for the treatment of brain tumors.

•
Investigators at Emory University presented animal model data supporting the potential of WP1066 to treat pediatric brain tumors. The drug exhibits activity in those models against the most common form of childhood brain tumor, medulloblastoma, for which there is a desperate need for more effective treatments.

•	Received approval from the Polish authorities to commence clinical trials for WP1220 for the topical treatment of Cutaneous T-Cell Lymphoma ("CTCL").

•	Announcement that WP1732, a fully water-soluble drug candidate, has demonstrated enhanced activity in combination with checkpoint blockade antibodies in pancreatic cancer animal model.

Metabolism/Glycosylation Inhibitors - WP1122 Portfolio

•
Announcement of new data relating to WP1122 during IND-enabling research with animals that confirms a beneficial metabolism of WP1122 and significant organ accumulation of the inhibitor of glycolysis in the brain and the pancreas.  We believe this is especially significant because both brain and pancreatic tumors are highly dependent upon glucose for survival and WP1122 appears to have the ability to inhibit glycolysis, the primary process by which these tumors convert glucose into energy.

General

•	Announcement of Dr. James Abbruzzese, Chief of Medical Oncology Division at Duke University, joining Moleculin’s Science Advisory Board.

"Our two Annamycin clinical trials continue to gain traction - particularly in Poland. The start of the clinical trial in Poland was delayed in 2018 due to the uniquely European approval process to ship the drug into Poland. Clinical supplies are now in Poland and ready to treat patients. The sites there have commenced the patient screening and recruitment process, and we expect to have preliminary results later in 2019. On a macro level, we are encouraged by animal models showing the significant accumulation of WP1122 in the brain and the pancreas to potentially starve brain and pancreatic tumors; and the water solubility of our Immune/Transduction Modulator, WP1732, greatly enhancing the potential for IV delivery of this unique class of compounds. We believe there is a significant opportunity for the synergistic combination of our drug candidates to develop additional treatments for the oncologic conditions we are targeting. We are excited with the opportunities ahead."

Jonathan Foster, executive vice president and chief financial officer of Moleculin, stated, "We finished the year with cash of approximately $7.1 million and access to capital in an equity line of up to $20 million. The equity line provides us with the flexibility of accessing additional working capital to help fund our ongoing research programs. With four drug candidates in clinical trials, we will continue to carefully focus on being capital efficient through this important developmental process."

Anticipated Milestones

Anticipated Milestones	Potential Timeframe
Next Generation Anthracycline - Annamycin
Initial IRB (Institutional Review Board) approvals and site initiations of various clinical sites participating in our Phase I/II clinical trial of Annamycin	Accomplished and ongoing 2019
Complete cohort of 150 mg/m2 - prior trial recommended Phase II dose (RP2D)	2019
Start treating patients in Annamycin Phase I/II clinical trial in Poland	Q1-2019 (Screening has begun with drug in country)
Announcement of initial clinical data for Annamycin trial	2019
Poland clinical trial (MB-105) begins Phase II	2020
Approach FDA on U.S. trial (MB-104) regarding dose expansion using Poland trial data	2020
Immune/Transcription Modulators - WP1066 Portfolio
Announced FDA grants Orphan Drug Designation to WP1066 for treatment of glioblastoma	Accomplished
Announcement of preliminary clinical data from WP1066 clinician sponsored trial	2019
Phase I surgical cohort begins in MD Anderson clinical trial of WP1066 for brain tumors	Second Half of 2019
Transfer MD Anderson-sponsored WP1066 IND to Moleculin	Second Half of 2019
Emory Physician Led Pediatric Medulloblastoma Trial begins	Second Half of 2019
Announcement of further benefits of our sponsored research agreement with MD Anderson	Accomplished and Ongoing into 2019
Announced approval of Clinical Trial Authorization for WP1220 for the treatment of cutaneous T-cell lymphoma (CTCL) in Poland	Accomplished
Assess preliminary patient data in WP1220 clinical trial	Q4-2019
IND for WP1732 submitted	2019
Dose first patient in Phase I trial for WP1732	2020
Announce further preclinical research results on WP1066 portfolio	2019
Metabolism/Glycosylation Inhibitors - WP1122 Portfolio
Begin preclinical work on WP1122	Accomplished
File IND for WP1122	2020
General Clinical
Announce a fourth approved clinical trial	Accomplished
Announce a fifth approved clinical trial	2019

Fourth Quarter Highlights and Recent Corporate Developments

Moleculin Announces Approval for Third Drug to Commence Clinical Trials - MBRX will now have three distinctive oncology drugs in clinic in four ongoing clinical trials - WP1220, a STAT3 inhibitor, to begin clinical trials in Poland for the treatment of CTCL, a rare and deadly skin cancer - February 07, 2019, the Company announced it has received approval to begin clinical trials in Poland for its Immune/Transduction Modulator, WP1220, for the topical treatment of CTCL. CTCL is a potentially deadly form of skin cancer involving skin lesions that often have high levels of activated STAT3 (p-STAT3). As a potent inhibitor of p-STAT3, the Company believes WP1220 may be ideally suited to treat these lesions through topical application, which is what this clinical trial is designed to evaluate. The Company has three unique drug candidates in four ongoing clinical trials for the potential treatment of rare and difficult cancers.

Moleculin Announces the FDA has Granted Orphan Drug Designation for its Brain Tumor Drug - February 05, 2019, the Company announced that the FDA has granted Orphan Drug Status for its drug candidate WP1066 for the treatment of glioblastoma, the most aggressive form of brain tumor. The Company believes that WP1066 represents a new class of drugs which it calls ‘Immune/Transduction Modulators’ because it has demonstrated the ability in preclinical testing in animals to both stimulate a natural immune response to tumors and directly attack tumor cells by inhibiting multiple key oncogenic transcription factors, including STAT3, HIF1-α and c-Myc.

In addition to the glioblastoma trial at MD Anderson, the Company has received interest from additional investigators, including Emory University and Mayo Clinic for conducting clinical trials for the treatment of pediatric brain tumors, as well as others interested in treating a range of highly resistant tumors including AML and pancreatic cancer.

Moleculin Announces Dr. James L. Abbruzzese, Chief of Medical Oncology Division at Duke University, Joins Science Advisory Board - Dr. Abbruzzese to add significant pancreatic cancer expertise to advance drug development - January 17, 2019, the Company announced that Dr. James L. Abbruzzese, Chief of Oncology at Duke University has joined Moleculin’s Science Advisory Board. Dr. Abbruzzese is recognized as one of the world’s leading experts in the clinical study and treatment of pancreatic cancer and the addition of his expertise will be invaluable to the Company’s efforts in developing a potential treatment for pancreatic cancer.

Dr. James L. Abbruzzese is the Chief of the Division of Medical Oncology at Duke University, and Member of the Duke Cancer Institute at Durham, North Carolina. Dr. Abbruzzese earned his medical degree with honors from the University of Chicago Pritzker School of Medicine and completed his residency in Internal Medicine at Johns Hopkins Hospital. He also completed clinical fellowships in Infectious Diseases at the Johns Hopkins and in Medical Oncology and Medical Oncology Research Laboratory of Neoplastic Disease Mechanisms at the Dana-Farber Cancer Institute of Harvard Medical School. Dr. Abbruzzese has spent most of his professional career at M.D. Anderson, where he rose through the ranks to his current leadership positions as Chairman of the Department of Gastrointestinal Medical Oncology and Associate Vice-Provost for Clinical Research.

Moleculin Announces Patient Recruitment Begins in Annamycin Clinical Trial In Poland - Received European approval to ship Annamycin into Poland to start treating patients - January 09, 2019, the Company announced it has begun recruiting patients in Poland for the Company’s second clinical trial to study Annamycin for the treatment of relapsed and refractory adults with AML. Clinical supplies of Annamycin are now in Poland and ready to treat patients after clearing the unique European approval process. The clinical sites in Poland have begun the patient screening and recruitment process. The Company expects that the fewer number of AML clinical trials in Poland as compared with the U.S. will give it an opportunity to complete the Phase 1 arm more quickly.

Moleculin Announces Positive Data for its Pancreatic Cancer Drug Candidate - WP1732 now second lead drug demonstrating enhanced activity in combination with immune checkpoint blockade antibodies - January 03, 2019, the Company announced that in preliminary animal studies, a second of its lead drugs, water-soluble, WP1732, has demonstrated enhanced activity in combination with checkpoint blockade antibodies in pancreatic cancer. This is significant for several reasons. It shows that this is a consistent capability across the Company’s platform of Immune/Transduction Modulators and it further supports independent research suggesting that STAT3 may be a key to enabling checkpoint blockade activity in otherwise resistant tumors. Importantly, though, when coupled with its recent findings that WP1732 accumulates disproportionately in the pancreas, the Company believes it points to WP1732 as a potentially pivotal new approach to treating pancreatic cancer. Expansion of the WP1732 and WP1066 in vivo studies are in progress.

Moleculin Announces FDA Filing for Orphan Drug Designation for Glioblastoma Drug - December 06, 2018, the Company announced it has filed a request with the FDA for Orphan Drug Status for its drug candidate WP1066.

Moleculin Announces Breakthrough Discovery for its WP1066 - WP1066 shown to counteract resistance to checkpoint blockades - December 04, 2018, the Company announced that its own sponsored research has now confirmed a recently published study demonstrating the ability of its clinical-stage Immune/Transduction Modulator, WP1066, to inhibit a key immune checkpoint target known as PD-L1. This data suggests that our drug WP1066 may be capable of having a major impact on the field of checkpoint blockades. Recent independent research (Front Pharmacol. 2018 May 22;9:536. doi: 10.3389/fphar.

2018.00536. eCollection 2018.) has linked STAT3, HIF1-α and c-Myc (all targets of WP1066) to the mechanism (a ligand known as PD-L1) believed to be largely responsible for resistance to current checkpoint blockade therapies. The Company plans to run additional in vitro and in vivo studies, some of which are already underway, with WP1066 in combination with well-known checkpoint inhibitors to gather more data on this response. The Company believes this could put WP1066 center-stage in the field of immunotherapy.

Moleculin Announces New Data Further Supporting Its Lead Drug for Treating Pancreatic Cancer - WP1732 shown to accumulate beneficially in pancreas - November 28, 2018, the Company announced that data from an independent test in animal models confirmed, as previously believed, that its Immune/Transduction Modulator achieves a disproportionately high accumulation in the pancreas. The Company’s sponsored research suggested that WP1732 might be an ideal candidate for treating pancreatic cancer. Independent testing with radiolabeled drug confirmed this in animal models. The propensity for such enhanced pancreatic distribution could be highly beneficial for a new pancreatic cancer drug. Published research shows that the growth and survival of pancreatic cancer requires activated STAT3 (p-STAT3) and the Company’s research suggests that WP1732 may be an effective inhibitor of p-STAT3 that has demonstrated activity in vivo models. Confirming the disproportionately high accumulation of WP1732 in the pancreas would put the Company one step closer to introducing an entirely new approach to treating pancreatic cancer. The Company is preparing to file an IND application with the FDA in 2019.

Moleculin Requests FDA Meeting Regarding IND for New Cancer Drug - Testing confirms ability of WP1732 to target pancreatic cancer - November 15, 2018, the Company announced it has filed a request with the FDA for a Pre- IND Meeting to seek FDA’s guidance and concurrence that the WP1732 development plan will meet requirements for an Initial IND filing and initiation of a proposed Phase 1 clinical trial. Independent animal model testing has confirmed high uptake and retention of WP1732 in the pancreas. Taken together with the previous observations of consistent activity against pancreatic cancer in vitro and in vivo tumor models, this could make WP1732 ideally suited as a new therapy for treating pancreatic cancer.

Moleculin Announces New Independent Study Expands Potential Use of Its Pancreatic Drug Candidate WP1122 - Documented potential for drug candidate with characteristics like WP1122 to reverse immune suppression - November 08, 2018, the Company announced that a new mechanism of action may have been uncovered expanding the potential use of its inhibitor of glycolysis, WP1122. A study recently published in the American Cancer Journal of Cancer Research (Am J Cancer Res 2018;8(9):1837-1846) involving researchers at MD Anderson and the Peking University Cancer Hospital & Institute has found that 2-deoxy-D-glucose (2-DG) has the potential to decrease resistance to immune checkpoint blockade therapy in triple-

negative breast cancer (TNBC) in a process known as "glycosylation." Based on preclinical data, WP1122, a proprietary prodrug of 2-DG, appears to address that problem and significantly increases the circulation time of 2-DG and its ability to reach specific organs harboring tumors, including the pancreas.

Moleculin Announces Significant Milestone Achieved in Glioblastoma Trial - WP1066 demonstrating drug bioavailability in on-going Phase 1 clinical trial - November 01, 2018, the Company announced positive progress in Phase 1 clinical trial of its Immune/Transduction Modulator, WP1066, with initial results showing bioavailability of the drug in patients. Although this data is preliminary, it represents a significant milestone for the development of WP1066. In the first two cohorts of the Phase 1 study, the Company saw measurable levels of the drug in the patient’s plasma resulting from oral administration. The Company believes WP1066 is a first-in-class compound capable of stimulating a natural immune response in animal models while directly attacking tumors by modulating transcriptional activity and repressing what is called ‘oncogenic transcription factors.’ Chief among these is STAT3, considered a master regulator of tumor progression.

Moleculin Announces Positive Data on WP1066 in Pre-Clinical Trials - October 25, 2018, the Company announced that investigators at Emory University will present animal model data supporting the potential of WP1066 to treat pediatric brain tumors at the upcoming Society for Neuro-Oncology Annual Scientific Meeting held November 15-18, 2018 in New Orleans. The Company believes the data to be presented from Emory University will add to the enthusiasm for testing WP1066 in humans. What makes this particularly important is that the drug, WP1066, showed activity against the most common form of childhood brain tumor, medulloblastoma, for which there is a desperate need for more effective treatments. The Company is proud to have two different Moleculin technologies, WP1066 and WP1122, presented at this prestigious conference on brain tumors.

Moleculin Announces New Data Discovery Confirming Significant Increase in Potential to Starve Cancerous Tumors - Data to be Presented at Neuro-Oncology Annual Scientific Meeting - October 10, 2018, the Company announced that new data relating to its molecule WP1122 was presented at the Society for Neuro-Oncology Annual Scientific Meeting held November 15-18, 2018 in New Orleans. The discovery of new data of the inhibitor of glycolysis, WP1122, during IND-enabling research with animals confirms a highly beneficial metabolism of WP1122 and significant organ accumulation of the inhibitor of glycolysis in the brain and also in the pancreas. The Company believes this is especially significant because both brain and pancreatic tumors are highly dependent upon glucose for survival and WP1122 appears to have the ability to inhibit glycolysis, the process by which these tumors convert glucose into energy.

Financial Results for the Year Ended December 31, 2018

Research and Development Expense. Research and development ("R&D") expense was $9.7 million and $4.5 million for the years ended December 31, 2018 and 2017, respectively. The increase in R&D of approximately $5.2 million mainly represents an increase of approximately: $2.9 million related to manufacturing and toxicology; $1.3 million related to sponsored research and license agreements which includes the HPI Out-Licensing Agreement; $0.3 million associated with clinical trials and $0.7 million related to an increase in R&D headcount and associated payroll costs. The increase in R&D headcount mainly represents two positions added at the beginning of 2018, a VP/Executive director of Drug Development and a VP/Director of Clinical Operations. These reflect increased clinical and pre-clinical activity for our three core technologies - with emphasis on Annamycin and the WP1066 Portfolio - as compared to 2017.

General and Administrative Expense. General and administrative ("G&A") expense was $5.2 million and $4.1 million for the years ended December 31, 2018 and 2017, respectively. The increase in G&A of approximately $1.1 million was mainly attributable to $1.0 million increase in headcount and associated payroll costs including stock-based compensation expense and approximately $0.1 million in legal, accounting, consulting, and other professional expenses. This increase in headcount was mainly in accounting and finance with the addition of a controller during the third quarter of 2017, a senior accountant in the first quarter of 2018, and a staff accountant and an office manager during the fourth quarter of 2018. These increases reflect the support required by our increase in clinical and pre-clinical activity described above as compared to 2017.

Net Loss. The net loss for the twelve months ended December 31, 2018 was $11.9 million which included non-cash expenses of approximately $1.1 million of stock-based compensation.

Liquidity and Capital Resources

As of December 31, 2018, we had cash and cash equivalents of $7.1 million and prepaid expenses and other of $0.9 million. We also had $1.2 million of accounts payable and $2.3 million of accrued expenses. A significant portion of the accounts payable and accrued expenses are due to work performed in relation to our clinical trials. For the years ended December 31, 2018 and 2017, we used approximately $12.2 million and $7.3 million of cash in operating activities, respectively, which represents cash outlays for research and development and general and administrative expenses in such periods. The increase in 2018 reflects the increase in clinical and preclinical activity over 2017. For the year ended December 31, 2018, net proceeds from financing activities were $12.0 million, predominately from the sale of our common stock and warrants. In 2017, approximately $6.0 million was raised through the sale of shares of common stock and approximately $4.0 million from the exercise of warrants. Cash used in investing activities for the year ended December 31, 2018 was approximately $0.4 million for the purchase of fixed assets related to the new corporate office space and the implementation of a new financial accounting system.

We believe that our cash resources as of December 31, 2018, along with the additional funding received subsequent to year-end, will be sufficient to meet our projected operating requirements into the third quarter of 2019. This expectation does not consider additional preclinical or clinical activity or additional funding, including but not limited to, equity issuances including the use of the Lincoln Park Purchase Agreement which could shorten and/or extend the funding of our planned operations. Such plans are subject to our stock price and other limitations in the LP Purchase Agreement, change in planned expenses depending on clinical enrollment progress and use of drug product.

On October 4, 2018, we entered into a purchase agreement ("LP Purchase Agreement") with Lincoln Park Capital Fund, LLC pursuant to which Lincoln Park agreed to purchase up to an aggregate of $20.0 million worth of common stock. Under the terms and subject to the conditions of the LP Purchase Agreement, we have the right, but not the obligation, to sell to Lincoln Park, and Lincoln Park is obligated to purchase up to $20.0 million worth of shares of common stock. Such sales will be subject to certain limitations, and may occur from time to time, at our sole discretion, over the 36 months commencing on October 30, 2018. We issued to Lincoln Park 243,013 shares of common stock as commitment shares in consideration for entering into the LP Purchase Agreement and may issue an additional 121,507 shares pro-rata when and if Lincoln Park purchases (at our discretion) the $20,000,000 aggregate commitment. During the fourth quarter, we issued 1,399,153 shares to Lincoln Park which included 10,918 commitment shares for $1.8 million. Subsequent to December 31, 2018, we sold 500,000 shares to Lincoln Park for an aggregate purchase price of $0.7 million, and 4,510 commitment shares.

About Moleculin Biotech, Inc.

Moleculin Biotech, Inc. is a clinical-stage pharmaceutical company focused on the treatment of highly resistant cancers. Moleculin has three core technologies, all of which are based on discoveries made at M.D. Anderson Cancer Center by Dr. Waldemar Priebe and his team. The Company’s clinical-stage drugs are Annamycin, a Next Generation Anthracycline being studied for the treatment of relapsed or refractory acute myeloid leukemia, or AML, and WP1066, an Immune/Transcription Modulator targeting brain tumors, pancreatic cancer and AML. The Company is also engaged in preclinical development of additional drug candidates, including additional Immune/Transcription Modulators, as well as Metabolism/Glycosylation Inhibitors. Moleculin’s Next Generation Anthracycline, Annamycin, we believe, is unlike any currently approved anthracyclines, as it is designed to avoid multidrug resistance mechanisms with little to no cardiotoxicity. Annamycin has preliminary clinical data suggesting its potential to become the first successful therapy suitable for the majority of relapsed or refractory AML patients and is currently in two Phase I/II clinical trials. WP1066 is one of several Immune/Transcription Modulators capable of stimulating immune response to tumors by inhibiting the errant activity of Regulatory T-Cells (TRegs) while also inhibiting key oncogenic transcription factors, including p-STAT3, c-Myc and HIF-1α. These transcription factors are widely sought targets that may also play a role in the inability of immune checkpoint inhibitors to affect more resistant tumors. Moleculin is also developing new prodrugs to exploit the potential uses of inhibitors of glycolysis. The Company’s lead Metabolism/Glycosylation Inhibitor compound, WP1122, provides an opportunity to cut off the fuel supply of tumors by taking advantage of their overdependence on glucose as compared with healthy cells. New research also points to the potential for the glucose decoy (2-DG) within WP1122 to be capable of enhancing the usefulness of checkpoint inhibitors.

For more information about the Company, please visit http://www.moleculin.com.

Forward-Looking Statements

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, the ability of Moleculin to successfully recruit sufficient patients to complete its current clinical trials; the ability of Moleculin to obtain clinical trial authorization for WP1220 for the treatment of CTCL in Poland; the ability of Moleculin to file an IND for WP1732; and the ability of Moleculin’s drug candidates to show safety and efficacy in patients. Although Moleculin Biotech believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Moleculin Biotech has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under Item 1A. "Risk Factors" in our most recently filed Form 10-K filed with the Securities and Exchange Commission ("SEC") and updated from time to time in our Form 10-Q filings and in our other public filings with the SEC.  Any forward-looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Contacts
Joe Dorame, Robert Blum or Joe Diaz
Lytham Partners, LLC
602-889-9700
mbrx@lythampartners.com

-- FInancial tables on the following page --

Moleculin Biotech, Inc.
Unaudited Condensed Consolidated Balance Sheets	December 31
(in thousands)	2018	2017
Current Assets:
Cash and cash equivalents	$7,134	$7,714
Prepaid expenses and other	840	588
Total current assets	7,974	8,302
Furniture and equipment, net	463	33
Intangible assets	11,148	11,148
Total Assets	$19,585	$19,483

Current Liabilities:
Accounts payable and accrued expenses	$3,548	$1,712
Deferred compensation - related party	150	—
Warrant liability - current	180	503
Total current liabilities	3,878	2,215
Deferred compensation - related party - long term	—	150
Deferred rent - long-term	107	—
Warrant liability - long term	1,328	—
Total Liabilities	5,313	2,365
Total Stockholders' Equity	14,272	17,118
Total Liabilities and Stockholders' Equity	$19,585	$19,483

Unaudited Condensed Consolidated Statements of Operations
	Year Ended December 31,
(in thousands, except share and per share amounts)	2018	2017
Revenues	$—	$—
Operating Expenses:
Research and development	9,728	4,545
General and Administrative and depreciation	5,297	4,108
Total operating expenses	15,025	8,653
Loss from operations	(15,025)	(8,653)
Other income (expense)
Gain (loss) from change in fair value of warrant liability	3,185	(2,548)
Gain from settlement of liability	—	149
Gain from expiration of warrants	—	1,238
Other (expense) income	(40)	9
Interest income (expense), net	4	—
Net Loss	$(11,876)	$(9,805)
Net loss per common share - basic and diluted	$(0.46)	$(0.53)
Weighted average common shares outstanding - basic and diluted	25,904,170	18,569,193